SCHEDULE 14A INFORMATION
                                 Rule 14a-101

                   Proxy Statement Pursuant to Section 14(A)
                    of the Securities Exchange Act of 1934

                            Filed by the Registrant [ ]
                 Filed by a Party other than the Registrant [X]

          Check the appropriate box:
          [X] Preliminary Proxy Statement    [ ]  Confidential, for
                                                  Use by the Commission
                                                  Only (as permitted by Rule
                                                  14a-6(e)(2))
          [ ] Definitive Proxy Statement
          [ ] Definitive Additional Materials
          [ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Rule 14a-12

                             Petrolite Corporation
                Name of Registrant as Specified in its Charter

                          Wm. S. Barnickel & Company
                   Name of Person(s) Filing Proxy Statement

          Payment of Filing Fee (Check the appropriate box):

          [ ]   $125 per Exchange Act Rules 0-11(c)(1)(ii),
               14a-6(i)(1), or 14a-6(j)(2) or Item 22(a)(2) of
               Schedule 14A.

          [ ]   $500 per each party to the controversy pursuant to
               Exchange Act Rule 14a-6(i)(3).

          [ ]  Fee computed on table below per Exchange Act Rules
               14a-6(i)(4) and 0-11.

               (1) Title of each class of securities to which transaction applies:
               (2) Aggregate number of securities to which transaction applies:
               (3) Per unit price or other underlying value of transaction computed pursuant to Exchange
               Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
               (4) Proposed maximum aggregate value of transaction:
               (5) Total fee paid:

          [ ]  Check box if any part of the fee is offset as
               provided by Exchange  Act Rule 0-11(a)(2) and
               identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration  statement number, or the Form or
               Schedule and the date of its filing.
               (1) Amount Previously Paid:
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               (3) Filing Party:
               (4) Date Filed:



                    PRELIMINARY COPY SUBJECT TO COMPLETION
                               November __, 1996

                    Wm. S. Barnickel & Company Letterhead

                                             November __, 1996

          Dear Fellow Petrolite Stockholder:

               Wm. S. Barnickel & Company, as the owner of approximately 47% of the outstanding stock of Petrolite Corporation since the 1930s, is by far the largest holder of Petrolite shares. Barnickel's longstanding relationship with Petrolite and its predecessors dates back to the 1920s, when William S. Barnickel and John Lehmann established a business to pursue a process that Mr. Barnickel had patented for removing salt water from crude petroleum. Today, the Barnickel Company believes that it would be in the best interests of all stockholders of Petrolite for Petrolite to maximize stockholder value by actively pursuing a sale or merger of Petrolite.

               Barnickel is a private company whose primary asset is Petrolite stock. For a number of years, Barnickel has considered ways to provide the owners of Barnickel stock with liquidity and diversification in a tax-efficient manner. In addition, Barnickel has been concerned with the performance of Petrolite and the price of the Petrolite shares.

               For over two years Barnickel has explored various alternatives, including the initiation of contacts with a number of third parties to ascertain their interest in the acquisition of Petrolite. Based on these contacts and follow-up discussions with parties who delivered written expressions of interest to acquire Petrolite at values of at least $40 per share in which all stockholders of Petrolite would receive stock of the acquiror in a tax-free transaction, Barnickel believes that the value of Petrolite can and should be maximized now through a sale or merger (there can, of course, be no assurances that any agreement regarding a transaction will be executed or any transaction consummated).

               Barnickel has attempted to discuss this with Petrolite, but Petrolite has continually refused to consider a possible sale or merger. The Board of Directors of Petrolite has informed Barnickel that it does not believe that this is the time to sell Petrolite and that Petrolite should pursue its business plan as an independent company. As explained in the accompanying Consent Statement, Barnickel is quite concerned with the uncertainties associated with Petrolite's business plan. Accordingly, given the resistance of the Board of Directors of Petrolite to a sale or merger, Barnickel is now soliciting consents from Petrolite's stockholders to remove five members of the Company's current Board of Directors and replace them with Barnickel's nominees.

               Barnickel has a high regard for the members of Petrolite's Board of Directors and is not challenging their good faith or diligence regarding their view of Petrolite's future. The reason for this consent solicitation is an honest difference of opinion as to whether the projections underlying management's business plan are realistically achievable and whether this is the time to seek a sale of Petrolite. Barnickel firmly believes that the projections are not realistically achievable and that this is an opportune time to seek the sale of Petrolite.

               Barnickel's nominees, if elected, and subject to their fiduciary duties, intend to analyze the financial and operating status of Petrolite and, if deemed to be in the best interests of Petrolite stockholders, to pursue a process for the sale or merger of Petrolite on the most advantageous terms for all stockholders, as set forth in the attached Consent Statement. Barnickel's nominees intend to seek to consult with Petrolite's present management and financial advisors in order to assist in such process.

               Barnickel holds approximately 47% of the outstanding Petrolite shares. Approval of Barnickel's proposals will require the consent of a majority of the Petrolite shares outstanding on the record date for this consent solicitation.


               We thank you for your consideration and support.

                                        Sincerely,

                                        Michael V. Janes
                                        President

                                  IMPORTANT

           1. If your shares are held in your own name, please complete, sign and date the accompanying BLUE Consent Card and send it to [TrustCo] in the enclosed postage-paid envelope. [TrustCo], as agent for stockholders, will forward the Consent Card to the Company and provide a copy to MacKenzie Partners Inc., the Information Agent, so that Barnickel will be aware of the consents given.

           2. If your shares are held in the name of a bank, broker or other nominee, please contact the party responsible for your account and give instructions for a BLUE Consent Card to be signed representing your shares. We urge you to confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions to MacKenzie Partners Inc., the Information Agent, so that Barnickel will be aware of all instructions given and can attempt to ensure that such instructions are followed.

           3. If you have any questions or require any assistance in executing your consent, please contact:

                            MACKENZIE PARTNERS INC
                               156 FIFTH AVENUE
                           NEW YORK, NEW YORK 10010

                         (212) 929-5500 (call collect)
                                      or
                           Toll Free (800) 322-2885


                               CONSENT STATEMENT
                                      OF
                          WM. S. BARNICKEL & COMPANY

               This Consent Statement and the accompanying form of consent (the "Consent Card") are furnished by Wm. S. Barnickel & Company, a Missouri corporation ("Barnickel"), in connection with the solicitation by Barnickel of written consents from the holders of capital stock, without par value (the "Shares"), of Petrolite corporation, a Delaware corporation (the "Company"), to take the following actions without a stockholders' meeting, as permitted by Delaware law:

          (1) Remove all of the members of the Board of Directors of the Company (the "Company Board") (and any person elected or designated by any of such directors to fill any vacancy or newly created directorship), other than Andrew B. Craig, III, Louis Fernandez, Wayne J. Grace, William E. Maritz, and Fairfax F. Pollnow (collectively, the "Remaining Directors"); and

          (2)  Elect Robert E. Kresko, John Peters MacCarthy,
               Robert H. Quenon, John Sexton and V. Raymond
               Stranghoener (collectively, the "Nominees") as directors of the Company.

               These actions (collectively, the "Proposals") are designed to maximize stockholder value by electing directors who, if elected and subject to their fiduciary duties, intend to analyze the financial and operating status of the Company and, if deemed to be in the best interests of the Company's stockholders, to pursue a process for the sale or merger of the Company on the most advantageous terms for all stockholders. The actions that the Nominees are expected to take once elected may include (i) consideration of an orderly process to review the Company's prospects and determine the best means of maximizing stockholder value, (ii) seeking an acquiror which would offer the most advantageous terms to the Company's stockholders, (iii) seeking to consult with the Company's present management and financial advisors in order to assist in such process, (iv) negotiating and executing a definitive agreement to implement a sale or merger, if appropriate, (v) taking such actions as may be necessary to cause the Company's Rights Agreement dated as of March 28, 1994, as amended (the "Rights Agreement") to be inapplicable to a sale or merger, if appropriate (see "Certain Information Concerning the Company -- The Rights Agreement"), and (vi) approving a sale or merger, if appropriate, under Section 203 of the Delaware General Corporation Law (the "DGCL") (see "Certain Information Concerning the Company -- DGCL Section 203").

               Under the Rights Agreement, the redemption or amendment of the rights issued thereunder (the "Rights") following the adoption of the Proposals would require the concurrence of a majority of the Continuing Directors (as defined in the Rights Agreement). Barnickel believes that certain of the Remaining Directors would constitute Continuing Directors for purposes of the Rights Agreement. There can be no assurances that such Remaining Directors would act to redeem or amend the Rights Agreement in order to facilitate any transaction. Barnickel has commenced litigation seeking to invalidate this provision of the Rights Agreement (see "Litigation") and reserves the right to consider and take action with respect to other means intended to cause the Rights Agreement to be inapplicable to a sale or merger of the Company.

               Barnickel is committed to a transaction in which all stockholders are offered the same consideration or choice of consideration. Barnickel would prefer a tax-free transaction which would allow it to distribute value to its stockholders in a tax-efficient manner, such as the three party structure described under "Background of the Consent Solicitation." Barnickel is committed to achieving maximum value for all holders of Shares. While it is expected that the Nominees will take Barnickel's preferences into account, the Nominees believe that, once elected, their fiduciary duties will require them to act in the best interests of all holders of Shares.

               This Consent Statement and the accompanying Consent Card are first being furnished to Company stockholders on or about November __, 1996.

               THE CONSENT CARDS DO NOT GRANT ANY PERSON THE RIGHT TO VOTE ANY SHARES, OR CONFER ANY OTHER POWER ON ANY PERSON. THE CONSENT CARD DOES NOT APPOINT ANY PERSON A "PROXY" TO VOTE ANY SHARES. BARNICKEL IS REQUESTING EACH COMPANY STOCKHOLDER TO EXERCISE ITS INDEPENDENT JUDGMENT REGARDING THE PROPOSALS, AND THE EXECUTION AND DELIVERY BY ANY STOCKHOLDER OF A CONSENT CARD DOES NOT CONSTITUTE ANY AGREEMENT, ARRANGEMENT OR UNDERSTANDING BETWEEN BARNICKEL AND ANY STOCKHOLDER EXECUTING AND DELIVERING A CONSENT CARD, AND SUCH CONSENT CARDS REMAIN REVOCABLE BY THE STOCKHOLDER AS DESCRIBED UNDER "CONSENT PROCEDURE -- EFFECTIVENESS AND REVOCATION OF CONSENTS." Delivery of a Consent Card will not constitute approval of the sale or merger of the Company. If a definitive agreement contemplating such sale or merger is signed, stockholder approval will be sought pursuant to a separate solicitation. There can, of course, be no assurances that any such agreement will be signed.

               Record holders should send executed Consent Cards to [TrustCo] in the enclosed postage-paid envelope. [TrustCo], as agent for stockholders, will forward the Consent Cards to the Company and provide copies to MacKenzie Partners Inc. (the "Information Agent"), so that Barnickel will be aware of the consents given. Although record holders could send Consent Cards directly to the Company, Barnickel requests that you use the enclosed postage-paid envelope to send your Consent Card to [TrustCo], so that Barnickel can monitor the number of consents given.

               If your Shares are held in the name of a bank, broker or other nominee, please contact the party responsible for your account and give instructions for a Consent Card to be signed representing your Shares. We urge you to confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions to MacKenzie Partners Inc., the Information Agent, so that Barnickel will be aware of all instructions given and can attempt to ensure that such instructions are followed.

               The Company has fixed ________ __, 1996 as the record date for the solicitation made hereby (the "Record Date"). [If the Record Date is not set by the time this Consent Statement is to be mailed, revise appropriately.]

               The Proposals will be adopted when properly completed, unrevoked Consent Cards are signed by the holders of record on the Record Date of a majority of the Shares then outstanding and such Consent Cards are delivered to the Company, provided that the requisite consents are so delivered within 60 days of the earliest dated consent delivered to the Company. Barnickel, acting through Cede & Co., the record holder of the Shares beneficially owned by Barnickel, intends to deliver a Consent Card to the Company.

               Because the Proposals will become effective only when executed Consent Cards are returned by holders of record on the Record Date of a majority of the total number of Shares then outstanding, the failure to execute and return a Consent Card will have the same effect as voting against the Proposals.

               If you have any questions or require any assistance in executing your consent, please call MacKenzie
          Partners, the Information Agent, toll free at 1-800-322-
          2885.

               Barnickel is the holder of 5,337,360 Shares, approximately 47.1% of the outstanding Shares.
          [According to the Company, there were ____________ Shares outstanding on the Record Date.][According to the Company's Quarterly Report on Form 10-Q for the Quarter ended July 31, 1996, as of August 1, 1996, there were 11,341,448 Shares outstanding.] Based on the foregoing, the consent or consents from holders representing approximately 333,365 additional Shares, or approximately 3% of the outstanding Shares, will be required to approve the Proposals.

                                THE PROPOSALS

               Removal of Incumbent Directors. The Proposals include the removal of all of the Company's current directors (and any other person who may be a director at the time the action proposed to be taken by this consent procedure becomes effective), other than the Remaining Directors. Barnickel is soliciting consents to remove as directors Jerry B. Davis, Paul H. Hatfield, Richard L. O'Shields, Brian M. Rushton and Joseph T. Williams. The Remaining Directors are Andrew B. Craig, III, Louis Fernandez, Wayne J. Grace, William E. Maritz, and Fairfax
          F. Pollnow. BARNICKEL RECOMMENDS THAT YOU EXECUTE THE ACCOMPANYING BLUE CONSENT CARD FOR REMOVAL OF FIVE OF THE PRESENT MEMBERS OF THE COMPANY BOARD (AND ANY PERSON ELECTED BY THE INCUMBENT DIRECTORS TO FILL ANY VACANCY CREATED THEREBY OR ANY NEWLY CREATED DIRECTORSHIP).

               Proposed Election of Nominees. The Company's by-laws provide for a board consisting of 10 directors and there are currently 10 directors. To fill the five vacancies following the removal action, Barnickel proposes the election of the Nominees named in the table below, each of whom has consented to serve as a director, if elected, until the next annual meeting of stockholders and until his successor has been elected and qualified. Barnickel's primary purpose in seeking to elect the Nominees to the Company Board is to seek to maximize stockholder value by actively pursuing a sale or merger of the Company. When elected, the Nominees will be responsible for managing the business and affairs of the Company. Each director of the Company has an obligation under the DGCL to discharge his duties as a director on an informed basis, in good faith, with the care an ordinarily careful and prudent person in a like position would exercise under similar circumstances and in a manner the director honestly believes to be in the best interests of the Company. In this connection, circumstances may arise in which the interests of Barnickel, on the one hand, and the interests of other stockholders of the Company, on the other hand, may differ. In any such case, the Nominees intend to discharge fully the obligations owing to the Company and its stockholders under the DGCL. Although Barnickel has no reason to believe that any of the Nominees will be unable or unwilling to serve as directors, if any of the Nominees is not available for election, the persons listed in the table below will vote for the election of such other nominee or nominees as may be proposed by Barnickel.

           Name, Age and              Present Principal Occupation and
           Business Address           Five-Year Employment History
           ----------------           --------------------------------

           Robert E. Kresko, 62       Vice Chairman of Nooney
           7701 Forsyth Boulevard     Krombach Co., a real estate
           Suite 680                  brokerage company and
           St. Louis, Missouri 63105  President of Epic Home Corp.,
                                      a single family home builder,
                                      since 1989.  Director of
                                      Nooney Estate Investment
                                      Trust.  In 1989, Mr. Kresko
                                      retired as Managing Partner of
                                      Trammell Crow Co., a real
                                      estate development company.

           John Peters MacCarthy, 63  Vice Chairman of Boatmen's
           6 Robin Hill Lane          Bancshares Inc. and Chairman
           St. Louis, Missouri 63124  and Chief Executive Officer of
                                      Boatmen's Trust Company from
                                      1988 until retirement in May
                                      1995.  Director of Union
                                      Electric Company and Brown
                                      Group, Inc.


           Robert H. Quenon, 68       Mining consultant since August
           7800 Forsyth Boulevard     1991.  Prior to August 1991,
           St. Louis, Missouri 63105  Former Chairman and Chief
                                      Executive Officer of Peobody
                                      Holding Company.  Director of
                                      Laclede Gas Company, Union
                                      Electric Company and Newmont
                                      Gold Company.

           John Sexton, 49            President and Director of
           Gross & Janes Company      Gross & Janes Company, a
           511 Rudder Road            railroad tie supply company.
           Fenton, Missouri 63026     Director of Barnickel.

           V. Raymond Stranghoener,   Executive Vice President,
             45                       General Counsel and Secretary
           Boatmen's Trust Company    of Boatmen's Trust Company
           100 North Broadway         since 1993.  From 1985 to
           St. Louis, Missouri 63102  1993, partner at the law firm
                                      of Bryan Cave LLP.  Director
                                      of Barnickel since 1994.

               It is anticipated that each Nominee upon election will receive director's fees, consistent with the Company's past practice, for services as a director of the Company. According to the Company's Notice of 1996 Annual Meeting and Proxy Statement (the "1996 Proxy Statement"), directors who are not full-time salaried employees of the Company receive an annual retainer of $18,000 and receive a fee of $1,000 per meeting for attendance at meetings of the Board of Directors. Directors who serve on committees of the Board receive a fee of $750 per meeting for each committee meeting attended.

               Barnickel has agreed to indemnify each Nominee against liabilities, losses, claims, damages and expenses arising out of this solicitation of consents. Barnickel has also agreed to reimburse each Nominee for his reasonable out-of-pocket expenses. The indemnification and reimbursement described in this paragraph would not extend to any Nominee's acts as a director of the Company.

               Annex III attached to this Consent Statement sets forth certain information relating to Shares owned by the Nominees and certain transactions between any of them and the Company.

               BARNICKEL RECOMMENDS THAT STOCKHOLDERS EXECUTE THE
          ACCOMPANYING BLUE CONSENT CARD FOR THE ELECTION OF THE
          NOMINEES TO THE COMPANY BOARD.

                        BACKGROUND OF THE SOLICITATION

               Barnickel's relationship with the Company and its predecessors dates back to the 1920's, when William S. Barnickel and John Lehmann established a business to pursue a process that Mr. Barnickel had patented for removing salt water from crude petroleum. Following a series of reorganizations in the 1920s and 1930s, Barnickel became the owner of approximately 47.1% of the then outstanding Shares. That holding has been unchanged (other than as a result of stock splits and stock dividends) for several decades.

               Until 1993, 90% of the common stock of Barnickel was owned by The William S. Barnickel Testamentary Trust (the "Barnickel Trust"), which was formed in 1923 following the death of Mr. Barnickel. (The other 10% of the stock of Barnickel was, and still is, owned by two trusts established by Mr. Lehmann.) In 1993, the death of the then income beneficiary resulted in the termination of the Barnickel Trust pursuant to its terms. The two co-trustees of the Barnickel Trust, Boatmen's Trust Company ("BTC") and Michael V. Janes, proceeded to analyze how to effectuate the termination and how the Trust should distribute its assets in view of the objectives of maximizing liquidity, minimizing taxes and providing for impartial treatment of the beneficiaries, to the extent practicable. In June 1995, the stock of Barnickel owned by the Barnickel Trust was distributed to the approximately 90 beneficiaries of the Barnickel Trust.

               Exploration of Alternatives. In February 1994 and at the recommendation of BTC and Mr. Janes, as co-trustees of the Barnickel Trust, the Board of Directors of Barnickel authorized the retention of Morgan Stanley & Co. Incorporated ("Morgan Stanley") to explore possible alternative transactions involving Barnickel, including a potential sale, merger or reorganization. For a description of the terms of Morgan Stanley's retention, see "Consent Procedure --Solicitation of Consents."

               On February 24, 1994, Boatmen's Bancshares, Inc. ("BBI") (the parent corporation of BTC), BTC, Barnickel and the Barnickel Trust filed a Schedule 13D disclosing, among other things, beneficial ownership of 6,355,408 Shares, the retention of Morgan Stanley and certain related matters. On February 25, 1994, Mr. Janes filed a
          Schedule 13D also disclosing such matters. Such filings were subsequently amended from time to time to disclose various of the matters discussed herein.

               On March 28, 1994, the Company announced that it had adopted a Rights Agreement, or "poison pill", the effect of which would be to dramatically dilute the holdings of anyone who acquires 15% or more of the Company's outstanding stock without the approval of the Company's Board of Directors. The current holdings of Barnickel were "grandfathered." See "Certain Information Concerning the Company -- The Rights Agreement."

               Promptly after this announcement, the Company's financial advisors called Barnickel to discuss the possibility of a business combination between the Company and Barnickel in which Shares would be issued in exchange for Barnickel stock. The Company's proposal contemplated that certain Barnickel stockholders would enter into standstill agreements. The Company's proposal was unacceptable to Barnickel.

               With the assistance of Morgan Stanley, Barnickel began actively exploring alternatives for providing the owners of Barnickel stock with liquidity on a basis that would maximize stockholder value and minimize taxes. As part of those efforts, after Barnickel informed the Company that Morgan Stanley would do so, Morgan Stanley approached a number of third parties to ascertain their possible interest in a transaction which would result in their acquisition of the Company. These third parties were approached based on Morgan Stanley's assessment of their likely interest in completing a transaction with the Company. Similar discussions were held with third parties which approached Morgan Stanley as a result of the disclosures made in the Schedule 13D filed by Barnickel. Approximately nine parties expressed an interest in a possible transaction with the Company, one of whom indicated that it would be prepared to proceed with a transaction which was not supported by the Company.

               Barnickel continued its discussions with the Company concerning a possible business combination directly between Barnickel and the Company. These discussions resulted in a letter of intent (the "Letter of Intent") dated as of December 9, 1994, between the Company, Barnickel, the then stockholders of Barnickel (the Barnickel Trust and the Lehmann trusts), and the principal beneficiaries of the Barnickel Trust. The Letter of Intent set forth the principal terms of a proposed acquisition by the Company of substantially all of the assets of Barnickel pursuant to a tax-free reorganization (the "Proposed Reorganization"). Such assets were to include the Shares owned by Barnickel and some or all of the oil and gas properties then owned by Barnickel. The Company was also to assume $9 million of certain liabilities and obligations of Barnickel. In return, Barnickel was to receive Shares equal, in effect, to the number of Shares previously owned by Barnickel, plus additional Shares equal in value to the after-tax fair market value of the oil and gas properties to be acquired by the Company.

               The Letter of Intent also contemplated that two directors proposed by Barnickel would be added to the Company's Board of Directors, but would also have required the principal beneficiaries of the Barnickel Trust (Michael Janes, his brothers William and John, and their sister, Genevieve Brown; collectively, the "Janeses") to enter into a "standstill agreement." That agreement would have precluded the Janeses, notwithstanding the approximately 29% of the outstanding Shares which they would have beneficially owned, from calling or participating in the call of a special meeting of the Company's stockholders, submitting any stockholder proposals for consideration by the Company's stockholders, or encouraging or participating in any proxy contests or acquisition proposals involving the Company. The standstill agreement would also have precluded the Janeses from selling their Shares to anyone who would then own more than 10% of the outstanding Shares, would have given the Company a right of first refusal on their Shares, and would have precluded them from increasing the percentage of the Shares owned by them by more than one percent. Finally, the Janeses would have been required to vote their Shares either in accordance with the recommendations of the Company's Board, or in the same proportion as the Shares owned by all other stockholders of the Company, except with respect to certain transactions recommended by the Company's Board. The standstill agreement would have been effective for approximately two years.

               One of the conditions to the obligations of the parties to consummate the Proposed Reorganization was the issuance of a favorable letter ruling from the Internal Revenue Service (the "IRS") regarding qualification of the Proposed Reorganization as a tax-free reorganization. In January 1995, Barnickel and the Company were advised by the IRS that the Proposed Reorganization was subject to a procedure whereby the IRS had suspended consideration of requests for such rulings pending the completion of a designated study. As a result, the parties determined not to complete the Proposed Reorganization on the terms originally agreed upon. The parties proceeded to review alternatives to the Proposed Reorganization in light of the application of this procedure.

               As part of the review of alternatives, the Company invited Barnickel to propose two individuals for nomination to the Company's Board of Directors at the Company's March 1995 Annual Meeting of Stockholders. Barnickel proposed Fairfax F. Pollnow and Wayne J. Grace, the Company's Board of Directors was expanded from nine to eleven members to accommodate them and they were elected as directors of the Company. In connection therewith, the Rights Plan was amended to allow distribution of the assets of the Barnickel Trust and include Pollnow and Grace in the "grandfather" provision. See "Certain Information Concerning the Company -- The Rights Plan."

               Throughout 1995, Barnickel continued to monitor the Company's performance. In early 1995, an unsolicited third party approached Barnickel to discuss the possibility of a transaction with the Company. Preliminary discussions were held, but ended without any significant progress. During the summer of 1995, another unsolicited third party approached Barnickel to discuss the possibility of a transaction with the Company. Barnickel determined not to pursue discussions with such third party. During this time, Barnickel was becoming increasingly concerned with the Company's business and operations. For the fiscal year ended October 31, 1995, the Company's net earnings declined to $6.2 million, from $9.0 million for fiscal 1994, $14.0 million for fiscal 1993, and $16.5 million for fiscal 1992.

               In November, 1995, the Company appointed a new Chief Executive Officer, who developed a plan to restructure the Company and improve its performance. Paul Hatfield, the new Chief Executive Officer, met with certain members of the Barnickel Board of Directors to present his plan. Barnickel analyzed and discussed the plan thoroughly with its advisors. At this time, Barnickel decided to monitor the situation and the Company's performance in light of the restructuring plan. See "Reasons for the Solicitation - The Company's Plan and Projections."

               Barnickel continued to receive unsolicited expressions of interest from third parties. Barnickel representatives informed Mr. Hatfield of the continuing third party inquiries, but Mr. Hatfield stated the Company did not intend to pursue any contact with such third parties.

               In January 1996, Barnickel was approached by certain large, publicly held companies, which indicated a significant interest in acquiring the Company. One of these parties stated that they had recently contacted the Company but had been told that the Company was not interested in pursuing any discussions. Barnickel contacted the Company, which confirmed that it was not willing to pursue such discussions.

               In early February, 1996, representatives of Barnickel met with the Company to better understand the restructuring plan. In these meetings, the Company projected earnings of $3.00 per Share in 1998 and annual sales growth of 2.5% - 3.0% through 1998. Over the next two weeks, Barnickel and its advisors reviewed and analyzed the restructuring plan. See "Reasons for the Solicitation - The Company's Plan and Projections."

               As a result of this review and analysis, Barnickel and Morgan Stanley determined that there were substantial uncertainties associated with achieving the results forecast in the restructuring plan. Consequently, in late February 1996, in addition to continuing to monitor the performance of the Company, Barnickel decided to explore more actively the possibility of a third party acquisition of the Company. Barnickel informed the Company of its intentions to talk with potential third party purchasers, and asked the Company to join the discussions. The Company flatly refused to take part in any third party discussions. The Company further indicated that it would no longer discuss any transaction alternatives with Barnickel if it went forward with any discussions with third parties. Over the next few weeks, Morgan Stanley contacted on behalf of Barnickel a number of parties which, based on Morgan Stanley's research and prior discussions, it felt might have an interest in pursuing a business combination with Barnickel and the Company.

               In April 1996, the Company informed Barnickel that it had revised its February projections upward and now estimated earnings of $4.00 per Share in 1998 and annual sales growth of greater than 7.0% through 1998. See "Reasons for the Solicitation - The Company's Plan and Projections." In May 1996, at the Company's request, representatives of Barnickel met with the Company to discuss a renewed proposal by the Company for a transaction between only the Company and Barnickel, notwithstanding Barnickel's ongoing discussions with third parties.

               During the May meeting, the Company proposed a merger between the Company and Barnickel in which the Company would issue a number of Shares equal to the number of Shares owned by Barnickel and pay cash for Barnickel's other assets in exchange for the stock of Barnickel. Barnickel stockholders would be given the opportunity to receive either Shares or cash, subject to certain limits. Barnickel and its advisors determined that this proposal was less favorable to Barnickel than either the original Proposed Reorganization outlined in the Letter of Intent or the possible transactions that Barnickel was discussing with third parties.

               In late May, 1996, the parties who had contacted Barnickel in January 1996 delivered to Barnickel written expressions of interest evidencing a desire to acquire the Company in a tax free reorganization based upon a value of at least $40 per Share. Any transaction would be subject to the execution of a mutually acceptable agreement and, in the case of one party, to appropriate due diligence. Each party stated that its expression of interest was based on publicly available information, and that it would be willing to increase the price it had indicated following its review of non-public information regarding the Company, if such increase was warranted by such review.

               On June 10, 1996, Barnickel delivered those written expressions of interest to the Company and again asked the Company to cooperate with Barnickel in pursuing a business combination with such companies, or otherwise to discuss or cooperate in a business combination with any third party. Management of the Company refused to participate in discussions with these third parties, expressing the view that it was not the appropriate time to sell and questioning the seriousness of the parties which had delivered written expressions of interest. After the Company refused to participate in discussions, Barnickel informed the Company that it would continue to take steps toward a third party transaction.

               Following the June meeting with Barnickel, the Company formed a Special Committee of the Board of Directors to (i) review and evaluate a transaction pursuant to which the Company would be acquired by a third party, (ii) consider whether it is in the best interests of the Company and its stockholders to engage in a business combination at this time, (iii) consider whether there are strategic alternatives to a transaction pursuant to which the Company would be acquired by a third party that would be in the best interests of the Company and its stockholders, and (iv) determine whether it is in the best interests of the Company and its stockholders, and would maximize stockholder value, to
          (x) pursue a transaction pursuant to which the Company would be acquired by a third party, (y) pursue a strategic transaction, or (z) pursue the Company's restructuring plan, and to provide reports and recommendations on the above matters to the Company's Board of Directors.

               On July 11, 1996, Barnickel and Morgan Stanley met with the Special Committee. At that meeting, Barnickel was informed that the Company had revised its February projections upward and now estimated earnings of $4.19 per Share in 1998, increasing to $6.90 by 2000, which were adjusted to reflect the Company's assessment of risk to $3.15 by 1998, increasing to $4.55 by 2000. See "Reasons for the Solicitation - The Company's Plan and Projections."

               Also at the July meeting with the Special Committee, Barnickel and Morgan Stanley made a presentation with respect to the written expressions of interest that had been received, as well as an analysis of the Company's restructuring plan and the uncertainties inherent in that plan. Barnickel's and Morgan Stanley's presentation concluded that, in light of the attractiveness of the third party proposals and the uncertainties inherent in the restructuring plan, the Company should actively explore a sale of the Company to a third party.

               The Company informed Barnickel that, based on the recommendation of the Special Committee, it would not participate in discussions with third parties. Over a series of discussions with Barnickel, the Company cited a number of reasons for its refusal to cooperate with Barnickel in pursuing a third party transaction, including that (i) in the Company's view, it was not the appropriate time to sell the Company, (ii) the Company questioned the seriousness of the parties which submitted written expressions of interest, (iii) the Company questioned whether the transaction could be accomplished as a tax-free reorganization (this reason was later withdrawn), (iv) the Company doubted whether the transaction could be accomplished as a pooling-of-interests, and (v) the Company was concerned that antitrust issues, with respect to one of the third parties, might prevent the consummation of a transaction with such party. In September 1996, the Special Committee confirmed these reasons in a report to the Company's Board of Directors.

               On September 24, 1996, the Company proposed a transaction whereby the Company would purchase up to 55% of the outstanding stock of Barnickel for a cash price equivalent to $38.50 per Share, a premium of approximately $6.75 over the closing price on September 23, 1996, and exchange the remaining stock of Barnickel for Shares at no premium. The Company also indicated that it would expect the principal Barnickel stockholders to enter into standstill arrangements imposing longer restrictions than those contemplated by the Letter of Intent. In addition, on September 24, 1996, the Company again advised Barnickel that it had revised its projections, estimating earnings per Share to be $3.46 in 1998 and $5.47 in 2000. See "Reasons for the Solicitation - The Company's Plan and Projections."

               After careful analysis and discussion with its advisors, Barnickel concluded that the Company's proposal was less attractive than the third party expressions of interest and would not maximize stockholder value. In addition, the Company's proposal did not fully address Barnickel's liquidity and tax objectives. The Company's proposal also would have required the Company to incur a material amount of debt in a transaction which did not permit the participation of all Company stockholders, leaving the remaining stockholders of the Company as stockholders in a much more leveraged corporation. Moreover, the future success of the Company would be based on the accomplishment of its restructuring plan, which entails significant uncertainties.

               In the course of discussions with the companies which delivered expressions of interest, such parties indicated in May 1996 that they were prepared to structure a business combination in a manner that would allow all the Company's stockholders to receive equivalent value for their stock, while still addressing the liquidity and tax objectives of Barnickel and its stockholders and the accounting objectives of the potential acquirors. Barnickel has determined that it will be necessary to structure the transaction as a three party transaction involving a third party, the Company and Barnickel to accomplish those objectives, subject to the tax requirement of the retention of certain Shares issued in such transaction. Barnickel also has recognized that to implement such a transaction, ultimately the approval of the Company's Board of Directors will be required. Barnickel believes that the best way to negotiate the highest price and obtain the best available terms would be to complete negotiations with a third party with the cooperation and participation of the Company. Consequently, in light of the Company's repeated and ongoing refusal to participate in any discussions with third parties and in order to allow for such cooperation, participation and implementation,
          Barnickel has decided to undertake this consent solicitation in order to accomplish changes in the composition of the Company's Board of Directors.

               Barnickel would prefer a tax-free transaction, such as the three party structure described above, which would allow it to distribute the maximum value to its stockholders and give all of the Company's stockholders the option to retain or sell shares of the acquiring party. Barnickel is committed to achieving maximum value and liquidity for all holders of Shares. While it is expected that the Nominees will take Barnickel's preference into account, the Nominees believe that, once elected, their fiduciary duties will require them to act in the best interests of all holders of Shares.

                         REASONS FOR THE SOLICITATION

               Barnickel believes that it would be in the best interests of all the stockholders of the Company for the Company to maximize stockholder value and liquidity by actively pursuing a sale or merger.

               Given the Company's refusal to consider proposals for the sale or merger of the Company at what Barnickel believes would be an attractive price level, Barnickel is proposing the replacement of members of the Company Board with its Nominees, who, if elected, and subject to their fiduciary duties, intend to analyze the financial and operating status of the Company and, if deemed to be in the best interests of the Company's stockholders, to pursue a process for the sale or merger of the Company on the most advantageous terms for all stockholders.

               Barnickel is a private company with no public market for its stock. The Shares are Barnickel's largest asset and dividends on the Shares are Barnickel's primary source of income. Many of the holders of Barnickel stock have a desire for achieving greater liquidity and diversity in their investment in a tax-efficient manner. Barnickel believes that a merger of the Company, Barnickel and a larger, publicly held third party in which the holders of Barnickel stock would receive stock of the third party in a tax-free exchange may be the best way to accomplish these objectives. In this regard, the interests of Barnickel and its stockholders may differ from the interests of other holders of Shares.
          Regardless of this potential difference in interests, Barnickel believes that a merger of the Company, Barnickel and a larger, publicly held third party is the best way to maximize value and liquidity for all holders of Shares. Barnickel is particularly concerned with the uncertainty associated with the Company achieving the financial goals outlined in the Company's restructuring plan.

               While it is expected that the Nominees will take Barnickel's preference into account, the Nominees believe that, once elected, their fiduciary duties will require them to act in the best interests of all holders of Shares.

          The Company's Performance

               In Barnickel's view, the Company's performance has been disappointing for a number of years, and the market price of the Shares has suffered accordingly. Despite a recent improvement in stock price, the Company's stock price has underperformed specialty chemical companies, consisting of Betz Dearborn Inc., Ethyl Corporation, Great Lakes Chemical Corporation, Fuller (H.B.) Company, Loctite Corporation, Nalco Chemical Company and Lubrizol Corporation (the "Specialty Chemicals Composite") and the Standard & Poor's 500 over the past ten year period.

               [Table presented in lieu of graph.]

                           Specialty
                           Chemicals     Standard &    Petrolite
                Date       Composite     Poor's 500    Corporation
                ----       ---------     ----------    -----------

              11/10/86      100.000       100.000       100.000
              12/31/86       98.137        98.391       109.091
              12/31/87      110.015       100.386       92.929
              12/30/88      120.708       112.835       90.909
              12/29/89      157.010       143.583       111.111
              12/31/90      176.953       134.165       88.889
              12/31/91      256.980       169.459       112.121
              12/31/92      260.767       177.024       115.152
              12/31/93      240.465       189.514       141.414
              12/30/94      206.117       186.597       105.051
              12/29/95      216.801       250.246       115.152
              11/08/96      210.988       296.924       131.313

               Over the fiscal years ended from October 31, 1991 to October 31, 1995, the Company's revenue grew at only a 3.1% compound annual growth rate versus a 7.3%(*) compound annual growth rate over the years from 1991 to 1995 for the companies included in the Specialty Chemical Composite. The Company's earnings per Share, excluding extraordinary items, over that same period ranged from a low of $1.30 in fiscal year 1991 to a high of $1.82 in fiscal year 1993, ending with $1.34 in 1995, only a 0.8% compound annual growth rate for the five year period. Based on the latest financial information published by the Company, the earnings per Share was $1.43, excluding extraordinary items, and $0.54, as reported by the Company, for the twelve month period ended July 31, 1996. Since fiscal year 1993, operating income, excluding extraordinary items, as a percentage of sales has declined from 9.0% to 4.4% in the twelve month period ended July 31, 1996, a decrease of 51.1%. Adjusted for extraordinary items, net income as a percentage of sales has declined from 5.8% to 4.6%, a decrease of 20.7%.
          Over the five year period ended December 31, 1995, the Company has underperformed the Specialty Chemical
          Composite in sales growth, operating margin, return on assets and return on equity.

          ----------------------
          * Excludes Ethyl Corporation in the calculation of compound annual growth rate of revenue due to Ethyl Corporation's spin-off of Abermarle Corporation in 1994.

          The Company's Plan and Projections

               Since becoming Chief Executive Officer in November, 1995, Mr. Hatfield and his management team have developed a restructuring plan (the "Plan") in an effort to improve the Company's performance. The Plan was explained to Barnickel on various occasions since December 1995 and includes adoption of what Mr. Hatfield referred to as the "S3" (Strategic Selling System) philosophy, focusing on growing business with existing key customers, overhauling and streamlining core business systems, recruiting key senior managers and streamlining organizations. The overall goals of those initiatives were to reduce the current cost structure and enhance revenue.

               In presentations to, and communications with, Barnickel during 1996, management of the Company repeatedly increased its performance projections for the
          Company:

           Date                              Estimate/Comment
           ____                              ________________

           February 1996    *   2.5% - 3.0% revenue growth through
                                1996.

                            *   Earnings per Share of $3.00 by 1998.

           April 1996       *   Goal of matching top quartile of
                                specialty chemical companies.

                            *   7% or more revenue growth for 1998
                                and 1999.

                            *   Earnings per Share of approximately
                                $4.00 by 1998.

           July 1996        *   Earnings per Share of $4.19 by 1998,
                                increasing to $6.90 by 2000, which
                                were adjusted to reflect the
                                Company's assessment of risk to $3.15
                                by 1998, increasing to $4.55 by 2000.

           September 1996   *   Earnings per Share of $3.46 by 1998,
                                increasing to $5.47 by 2000.

                            *   Net sales increasing from
                                approximately $355 million in 1996 to
                                $467 million in 2000.

                            *   Net earnings increasing from
                                approximately $16.4 million in 1996
                                to $62.0 million in 2000.

              The Company attributed its increased estimates of earnings per Share to the discovery of increased opportunities. In Barnickel's view, the Company did not sufficiently specify increased opportunities to explain the increases. Barnickel has no information as to whether management has further modified the Plan and its projections since September 1996.

          Uncertainties Inherent in Meeting the Company's
          Projections Under the Plan

              Barnickel believes that there are numerous uncertainties associated with the realization of both the operational and financial benefits of the Plan.

          Underlying Assumption        Barnickel Analysis
          ---------------------        ------------------

          Significant personnel and    --  There are significant
          cultural changes within the  uncertainties in being successful
          Company will occur and       in both developing a new Company
          improve the Company's        culture and establishing a new
          performance.                 management team that can
                                       effectively execute a difficult
                                       operating plan.
                                       --  In its operating performance
                                       projections, the Company does not
                                       adequately provide for risks
                                       associated with making significant
                                       personnel and cultural changes and
                                       improving its performance through
                                       such changes.


          The Company projects 7%      --  Extremely aggressive.  The
          compound annual growth rate  Company's projected revenue
          in sales from 1996-2000(1)   assumptions include aggressive
          while simultaneously         annual average price increases of
          increasing operating         4% and annual average volume
          margins from 4.4%(2)         increases of 3%.  Historically, the
          to 17.1% by the year 2000    average price increases and volume
                                       increases from 1991 through 1995
                                       were approximately 2% and 3%,
                                       respectively, for the Specialty
                                       Chemicals Composite.(3)  The Company
                                       is attempting to achieve this price
                                       and volume growth, while
                                       simultaneously attempting to
                                       increase margins by approximately
                                       12.5 percentage points, which would
                                       be extremely difficult to achieve.
                                       The Company projects that much of
                                       the volume growth should come
                                       internationally.  To achieve volume
                                       growth internationally, the Company
                                       would have to incur additional
                                       selling and other infrastructure
                                       costs, thereby constraining margin
                                       expansion.

                                      --  The Company does not produce
                                       the higher value-added,
                                       differentiated products consistent
                                       with producing gross margins in the
                                       range of 55%- 65%, as do companies
                                       like Nalco Chemical Company, Betz
                                       Dearborn Inc. and Loctite
                                       Corporation, and consequently, it
                                       will be extremely difficult to
                                       achieve operating margins in the
                                       17% range.  Instead, the Company's
                                       gross margins have historically
                                       been consistent with petroleum
                                       chemical businesses like NEEC
                                       (the Nalco-Exxon oil field
                                       services joint venture), Lubrizol
                                       Corporation and Ethyl Corporation's
                                       lube additives business, which had
                                       produced gross margins in 1995
                                       ranging from 24% to 35%.

     ---------------------
     1 Does not include any sales increases resulting from acquisitions.

     2 Calculated based on the twelve month period ended July 31, 1996.

     3   Source:  Morgan Stanley Research.  Excludes Ethyl
         Corporation and Loctite Corporation, as certain information was unavailable with respect to these companies.


                                       --  The median operating margin for
                                       the Specialty Chemicals Composite
                                       was 16.7% from 1991 to 1995,
                                       compared to the Company's operating
                                       margin of 7.6% over fiscal years
                                       1991-1995.  In 1995, the Company
                                       posted a 5.4% operating margin
                                       compared to margins for more
                                       directly comparable companies of
                                       7.7% for NEEC, 11.4% for Lubrizol
                                       and 7.0% for Ethyl's lube additives
                                       business.

                                       --  The levels of revenue, gross
                                       margin and operating margin growth
                                       forecasted by the Company are very
                                       aggressive relative to the results
                                       achieved by the Company's direct
                                       competitors.

          The Company projects         --  Extremely aggressive.  The
          earnings per Share of $5.47  Company operates in an industry
          for 2000, reflecting a       characterized by significant
          projected compound annual    competitive rivalry and sells its
          growth rate of 39.4% from    products to, and buys its raw
          estimated 1996 earnings      materials from, large companies
          per Share.                   which exercise considerable
                                       influence within the industry.  This
                                       projected level of improvement in
                                       earnings per Share is extremely
                                       difficult to achieve in such an
                                       operating environment.  Lubrizol, a
                                       comparable public company, has
                                       recently announced a restructuring
                                       plan with many of the same themes
                                       as the Company's plan.  Lubrizol's
                                       five year projected earnings per
                                       Share compound annual growth rate
                                       is only 8.2%, as reported in the
                                       Institutional Brokers Estimates
                                       Services ("I/B/E/S").

                                       --  In a report dated August 23,
                                       1996, a Goldman Sachs' research
                                       analyst projected earnings per
                                       Share in the range of $3.00 - $4.00
                                       by the year 2000, which would imply
                                       a 19.9% - 28.9% compound annual
                                       growth rate.  Median earnings per
                                       share growth for the Specialty
                                       Chemicals Composite was 4.8% for
                                       the five year period from 1991 -
                                       1995, although the I/B/E/S projects
                                       a median compound annual growth
                                       rate for the group of 10% for the
                                       next five years.

          The Company projects         --  The average return on equity
          earnings per Share of $5.47  for the Specialty Chemical
          for the year 2000, implying  Composite from 1991 through 1995
          a return on average equity   was approximately 22.0%.  In that
          of approximately 23.2%.      period, Lubrizol achieved a return
                                       on equity of approximately 16.2%.
                                       The Company's latest twelve month
                                       return on average equity was 9.9%.
                                       It is highly unlikely, in Barnickel's
                                       view, that the Company will be able
                                       to achieve a 45% premium to Lubrizol's
                                       historical return and a 134% increase
                                       of the Company's current return over
                                       the next five years.

          Liquidity

              The Shares are a relatively illiquid investment. Trading in the Company Shares has averaged approximately 13,000 Shares per trading day over the past two years compared to an average of approximately 129,370 shares for the companies in the Specialty Chemicals Composite. A merger with a larger, more actively traded public company would provide for greater liquidity than the Shares currently have. Furthermore, if the third party were a company within the industry, such a merger would allow stockholders to have the option of easily selling their shares of the combined entity for cash or to continue their investment in the industry.

          Conclusion

              Barnickel believes that a sale or merger now would provide substantially more value and liquidity, and a substantially lower level of uncertainty, than holding Shares in the hope that the Company's performance will improve significantly and that such improvement will be reflected in the price of the Shares.

              Barnickel believes that a substantial premium can be realized by aggressively pursuing a sale or merger, especially in light of the value levels proposed by the parties which have submitted written expressions of interest. There can, of course, be no assurances as to any transaction being consummated, just as there can be no assurances as to the Company's performance and stock price.

              Barnickel believes that a stock-for-stock merger between the Company and a larger, more actively traded public company, especially one in the same industry as the Company, would allow stockholders who wish to participate in the future performance of the Company the opportunity to do so, while allowing others the opportunity to sell their Shares and invest elsewhere.

              Based on the foregoing, including the preliminary indications of interest referred to in "Background of the Solicitation," Barnickel and Morgan Stanley, its financial advisor, believe that exploring a sale of the Company would be in the best interests of the stockholders of the Company. A sale or merger of the Company cannot be accomplished without the cooperation of the Company. Among other impediments to a transaction is the Rights Agreement, which could effectively prevent any person from acquiring 15% or more of the outstanding Shares without the concurrence of the Company Board. For a description of the Rights Agreement, including the requirement for Continuing Director approval of amendment or redemption under certain circumstances, see "Certain Information Concerning the Company -- The Rights Agreement." In addition, under Delaware law, a merger with a Delaware corporation (other than with the holder of at least 90% of the outstanding shares) must be pursuant to an agreement of merger approved by the board of directors of the corporation. The DGCL provides that an agreement of merger must be adopted by the holders of at least a majority of the outstanding shares of a Delaware corporation. If the board of directors of the Company were to approve an agreement of merger with a third party prior to the time such third party might be deemed to be the beneficial owner of 15% of the outstanding Shares, Section 203 of the DGCL would also be satisfied. The Company's Certificate of Incorporation also requires that holders of 75% of the outstanding Shares approve a merger, unless the merger was approved by 75% of the members of the Company Board. In light of the Company's actions described under "Background" above, including the Company's unwillingness to pursue a third party transaction, Barnickel does not believe the Company Board, as presently constituted, will redeem the Rights, approve a merger agreement or otherwise facilitate a transaction.

              Barnickel's Nominees, once elected, intend to seek to consult with the Company's present management and financial advisors in order to assist in maximizing stockholder value. There can be no assurances that the Company's management and financial advisors will cooperate with the Nominees.

              IF YOU AGREE THAT IT WOULD BE IN THE BEST INTERESTS OF THE HOLDERS OF SHARES FOR THE COMPANY TO MAXIMIZE STOCKHOLDER VALUE BY ACTIVELY PURSUING A SALE OR MERGER, PLEASE SIGN A BLUE CONSENT CARD AND SEND IT TO [TRUSTCO].

                                  LITIGATION

              On November 12, 1996, Barnickel filed a complaint with the Delaware Court of Chancery against the Company, Paul H. Hatfield, Jerry B. Davis, Richard L. O'Shields, Brian M. Rushton and Joseph T. Williams. The complaint challenges an interpretation of a provision of the Rights Agreement which the complaint alleges the Company will claim should be read as providing that Barnickel's attempt to obtain stockholders' support for the removal and election of Company Directors pursuant to a public consent solicitation would cause Barnickel to be deemed the beneficial owner of Shares with respect to which consents were submitted pursuant to the solicitation. In other words, the complaint alleges that the Company will claim that the Rights would be triggered if holders of more than one percent of the Shares (beyond the level of beneficial ownership by Barnickel otherwise "grandfathered" by the Rights Agreement) execute consents to the action sought by Barnickel.

              The complaint also seeks declaratory, injunctive and other relief against a separate provision in the Rights Agreement which, under certain circumstances, provides that the decision to redeem the Rights issued thereunder will require the concurrence of a majority of Continuing Directors (as defined in the Rights Agreement). The complaint further alleges that, as a result of this provision, a majority of the Company's Directors would be unable to exercise their fiduciary duties to approve and facilitate transactions they might believe were in the best interests of the Company and its stockholders.

              Finally, the complaint alleges that the Company and the defendant Directors will take the position, which the complaint challenges, that, based on a provision in the Company's by-laws, Directors of the Company cannot be removed from office or elected by written consent of stockholders, but instead must be elected at an annual meeting of the Company's stockholders.

              Barnickel has also filed with the Court a motion for summary judgment or, in the alternative, for a temporary restraining order.

                   CERTAIN INFORMATION CONCERNING BARNICKEL

              Barnickel, a Missouri corporation, is a privately held company, which maintains a portfolio of securities consisting primarily of stock of the Company. The business address of Barnickel is Wm. S. Barnickel & Company, c/o Mr. Jules Chasnoff, Esq., Lowenhaupt & Chasnoff, L.L.C., 10 South Broadway, Suite 600, St. Louis, Missouri 63102.

              Messrs. Pollnow, Stranghoener and Sexton, each of whom is a Barnickel director, have been and are expected to be instrumental in assisting Barnickel in pursuing its goals of liquidity, diversification, value maximization and equality of treatment of all of the Company's stockholders. Barnickel's Board of Directors anticipates compensating such individuals for their efforts in amounts to be determined in the future. While no understanding currently exists, consideration has been given to amounts that would be significant for such individuals, and which would not be contingent on the success of the Consent Solicitation or the occurrence of any transaction involving Barnickel or the Company or their actions as directors of the Company.

              Messrs. Kresko, MacCarthy and Quenon, each of whom is a Barnickel nominee but not a director, officer or employee of Barnickel, will not receive any compensation from Barnickel, although they will be indemnified and have expenses reimbursed as described in the section captioned "Proposals - Proposed Election of Nominees."

                  CERTAIN INFORMATION CONCERNING THE COMPANY

              The Company's principal executive offices are at 369 Marshall Avenue, St. Louis, Missouri 63119, and its telephone number at that address is 314-961-3500.

          Rights Plan.

              On March 28, 1994, the Company Board declared a dividend distribution of one Right for each outstanding Share. Each Right, when exercisable, entitles the registered holder to purchase from the Company one Share at a price of $120 per Share (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between the Company and Society National Bank, as Rights Agent (the "Rights Agent").

              Initially, the Rights will be attached to all certificates representing Shares then outstanding, and no separate certificates evidencing the Rights will be distributed. The Rights will separate from the Shares and a distribution of Rights Certificates will occur upon the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding Shares (the "Stock Acquisition Date") or (ii) 10 business days (or such later date as the Continuing Directors may determine) following the commencement of a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person of 15% or more of the outstanding Shares (the earlier of such dates being called the "Distribution Date").

              Notwithstanding the foregoing, "Acquiring Person" shall not include BBI, BTC, Barnickel, the Barnickel Trust and Michael V. Janes (each, together with its Affiliates and Associates, an "Exempt Person"), each of whom has reported beneficial ownership of Shares in excess of 15% of the outstanding Shares, unless such an Exempt Person acquires beneficial ownership of an additional 1% of the Shares in excess of the amount reported by the Exempt Person on a Schedule 13D dated February 24, 1994, excluding in each case, those Shares held pursuant to the terms of any Company employee benefit plan (other than as a result of acquisitions of Shares by the Company which increases the proportionate number of Shares beneficially owned by such Exempt Person, so long as such Exempt Person has not taken any actions which caused the proportionate number of Shares beneficially owned by such Exempt Person to increase by 1%).

              Until the Distribution Date, (i) the Rights will be evidenced by the Share certificates, and will be transferred with and only with the Share certificates,
          (ii) new Share certificates issued after April 8, 1994 upon transfer or new issuance of the Share will contain a notation incorporating the Rights Agreement by reference, and (iii) the surrender for transfer of any certificates for Share outstanding will also constitute the transfer of the Rights associated with the Share represented by such certificate.

              The Rights are not exercisable until the Distribution Date and will expire at the close of business on March 28, 2004, unless earlier redeemed or exchanged by the Company as described below. The Rights will not be exercisable by a holder in any jurisdiction where the requisite qualification to the issuance to such holder, or the exercise by such holder, of the Rights has not been obtained or is not obtainable.

              As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to holders of record of the Shares as of the close of business on the Distribution Date and, thereafter, the separate Rights Certificates alone will evidence the Rights. Except as otherwise determined by the Board of Directors, only Shares issued prior to the Distribution Date will be issued with Rights.

              In the event that a Person becomes the beneficial owner of 15% or more (or an Exempt Person acquires an additional 1%) of the then outstanding Shares (except pursuant to an offer for all outstanding Shares which the Outside Directors determine to be fair to and otherwise in the best interests of the Company and its stockholders), each holder of a Right will thereafter have the right to receive upon exercise at one-half of the Purchase Price, Shares (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the exercise price of the Right. Notwithstanding any of the foregoing, following the occurrence of the events set forth in this paragraph, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void. However, Rights are not exercisable following the occurrence of the events set forth above until such time as the Rights are no longer redeemable by the Company as set forth below.

              For example, at a Purchase Price of $120 per Right, each Right not owned by an Acquiring Person (or by certain related parties) following an event set forth in the preceding paragraph would entitle its holder to purchase $120 worth of Shares (or other consideration, as noted above) for $60. Assuming that the Shares had a per Share value of $40 at such time, the holder of each valid Right would be entitled to purchase 3 Shares for $60.

              In the event that, at any time following the Stock Acquisition Date, (i) the Company is acquired in a merger or other business combination transaction in which the Company is not the surviving corporation (other than a merger which follows an offer described in the second preceding paragraph), or (ii) 50% or more of the Company's assets or earning power is sold or transferred, each holder of a Right (except Rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, capital stock of the acquiring company having a value equal to two times the exercise price of the Right, e.g., capital stock of the acquiring company having a value of $240 for the $120 exercise price.

              At any time after a person or group of affiliated or associated persons becomes an Acquiring Person, the Board of Directors of the Company may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one Share per Right (subject to adjustment).

              The Purchase Price payable, and the number of Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of Shares (ii) upon the grant to holders of the Shares of certain rights or warrants to subscribe for Shares or convertible securities at less than the current market price of the Shares or (iii) upon the distribution to holders of the Shares of evidence of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

              With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional shares will be issued and in lieu thereof, an adjustment in cash will be made based on the market price of the Shares on the last trading date prior to the date of exercise.

              In general, the Company may redeem the Rights in whole, but not in part, at any time until ten days following the Stock Acquisition Date, at a price of $.01 per Right (payable in cash, Shares or other consideration deemed appropriate by the Board of Directors). Under certain circumstances set forth in the Rights Agreement, the decision to redeem the Rights will require the concurrence of a majority of the Continuing Directors. After the redemption period has expired, the Company's right of redemption may be reinstated (with the concurrence of the Continuing Directors) if an Acquiring Person reduces his beneficial ownership to 10% or less of the outstanding Shares in a transaction or series of transactions not involving the Company and there are no other Acquiring Persons. Immediately upon the action of the Board of Directors of the Company ordering redemption of the Rights, with, where required, the concurrence of the Continuing Directors, the Rights will terminate and the only right of the holders of Rights will be to receive the $.01 redemption price.

              The term "Continuing Director" means any member of the Board of Directors of the Company who was a member of the Board prior to the date of the Rights Agreement, and any person who is subsequently elected to the Board if such person is recommended or approved by a majority of the Continuing Directors, but shall not include an Acquiring Person or an affiliate or associate of an Acquiring Person, or any representative of the foregoing entities. The term "Outside Directors" means "Continuing Directors" who are not officers of the Company.

              Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be subject to federal taxation to stockholders or to the Company, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Shares (or other consideration) of the Company or for capital stock of the acquiring company as set forth above.

              Other than those provisions relating to the principal economic terms of the Rights, any of the provisions of the Rights Agreement may be amended by the Board of Directors of the Company (acting by at least a majority of the Continuing Directors) prior to the Distribution Date. After the Distribution Date, the provisions of the Rights Agreement may be amended by the Board (acting by at least a majority of the Continuing Directors) in order to cure any ambiguity, defect or inconsistency or to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person), or to shorten or lengthen any time period under the Rights Agreement; provided however, no amendment to adjust the time period governing redemption may be made at such time as the Rights are not redeemable.

              On December 1, 1994, the Company and the Rights Agent amended the Rights Agreement to clarify that neither the execution of the Letter of Intent nor any actions taken by the parties thereto or their affiliates with respect to the Letter of Intent, including the execution of a definitive agreement with respect to the Proposed Reorganization would trigger the Rights Agreement.

              On February 7, 1995, the Company and the Rights Agent executed Amendment No. 2 to the Rights Agreement which
          (i) clarified that no Rights will become exercisable solely by reason of the distribution of the Barnickel Trust pursuant to its terms, (ii) treats Messrs. Pollnow and Grace, and any other persons proposed by Barnickel for nomination by the Company for election as Directors of the Company (a "Barnickel Nominee"), as "Exempt Persons" insofar as they might be deemed a member of a "group" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934 (the "Exchange Act")) solely by reason of such proposed nomination, nomination or subsequent election, (iii) excludes the Barnickel Nominees and any person who is an "Exempt Person" or representative of an "Exempt Person" from the definition of "Continuing Directors(s)" and (iv) clarifies that the furnishing of proxies or the casting of votes in favor, or the withholding of votes from, the election of nominees for election as Directors of the Company by Barnickel and certain other persons in respect of the Company's 1995 Annual Meeting of Stockholders will not, directly or indirectly, cause any Rights to become exercisable.

              A copy of the Rights Agreement has been filed with the Securities and Exchange Commission as an exhibit to the Company's Current Report on Form 8-K dated April 6, 1994. Amendments were filed as exhibits to the Current Reports on 8-K dated December 13, 1994 and February 13, 1995. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement.

          Section 203 of the DGCL.

              Section 203, in general, prohibits a Delaware corporation such as the Company from engaging in a "Business Combination" (defined as a variety of transactions, including mergers, as set forth below) with an "Interested Stockholder" (defined generally as a person that is the beneficial owner of 15% or more of a corporation's outstanding voting stock) for a period of three years following the date that such person became an Interested Stockholder unless (a) prior to the date such person became an Interested Stockholder, the board of directors of the corporation approved either the Business Combination or the transaction that resulted in the stockholder becoming an Interested Stockholder, (b) upon consummation of the transaction that resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding stock held by directors who are also officers of the corporation and employee stock ownership plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer or (c) on or subsequent to the date such person became an Interested Stockholder, the Business Combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders, and not by written consent, by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the Interested Stockholder.

              Under Section 203, the restrictions described above do not apply if, among other things (a) the corporation's original certificate of incorporation contains a provision expressly electing not to be governed by
          Section 203; (b) the corporation, by action of its stockholders, adopts an amendment to its certificate of incorporation or by-laws expressly electing not to be governed by Section 203, provided that, in addition to any other vote required by law, such amendment to the certificate of incorporation or by-laws must be approved by the affirmative vote of a majority of the shares entitled to vote, which amendment would not be effective until 12 months after the adoption of such amendment and would not apply to any Business Combination between the corporation and any person who became an Interested Stockholder of the corporation on or prior to the date of such adoption; (c) the corporation does not have a class of voting stock that is (1) listed on a national securities exchange, (2) authorized for quotation on an inter-dealer quotation system of a registered national securities association or (3) held of record by more than 2,000 stockholders, unless any of the foregoing results from action taken, directly or indirectly, by an Interested Stockholder or from a transaction in which a person becomes an Interested Stockholder; or (d) a stockholder becomes an Interested Stockholder "inadvertently" and thereafter divests itself of a sufficient number of shares so that such stockholder ceases to be an Interested Stockholder. Under Section 203, the restrictions described above also do not apply to certain Business Combinations proposed by an Interested Stockholder following the announcement or notification of one of certain extraordinary transactions involving the corporation and a person who had not been an Interested Stockholder during the previous three years or who became an Interested Stockholder with the approval of a majority of the corporation's directors. At this time, clauses (a) through (d) of this paragraph do not apply to the Company.

              Section 203 provides that, during such three-year period, the corporation may not merge or consolidate with an Interested Stockholder or any affiliate or associate thereof, and also may not engage in certain other transactions with an Interested Stockholder or any affiliate or associate thereof, including, without limitation, (a) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets (except proportionately as a stockholder of the corporation) having an aggregate market value equal to 10% or more of the aggregate market value of all assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of a corporation; (b) any transaction which results in the issuance or transfer by the corporation or by certain subsidiaries thereof of any stock of the corporation or such subsidiaries to the Interested Stockholder, except pursuant to a transaction which effects a pro rata distribution to all stockholders of the corporation; (c) any transaction involving the corporation or certain subsidiaries thereof which has the effect of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation or any such subsidiary which is owned directly or indirectly by the Interested Stockholder (except as a result of immaterial changes due to fractional share adjustments) or (d) any receipt of the Interested Stockholder of the benefit (except proportionately as a stockholder of such corporation) of any loans, advances, guarantees, pledges or other financial benefits provided by or thorough the corporation.

              Section 203 does not apply to Barnickel, but may apply to any person with whom Barnickel reaches any agreement, arrangement or understanding with respect to the Shares held by Barnickel or who might be deemed to beneficially own the Shares held by Barnickel.

          Change in Control Provisions in Executive Employment
          Agreements

              According to the Company's 1996 Proxy Statement, the Company has entered into employment agreements with several executive officers. The agreements provide severance compensation in the event of the executive's voluntary or involuntary termination in connection with a change in control of the Company. This compensation would be in the form of a lump sum payment equal to two times the executive's annual base salary and target incentive payment, and continuation of certain other executive benefits for a period specified in the agreement. Under the employment agreements, the election of the Nominees to the Company's Board of Directors may constitute a change in control. Barnickel has, and to its knowledge the Nominees have, no present intention to replace any executive officers of the Company.

               Stockholders Proposals for the 1997 Annual Meeting

              According to the Company's 1996 Proxy Statement, any proposal of a stockholder intended to be presented at the 1997 Annual Meeting of Stockholders must have been received by the Secretary of the Company at its executive offices no later than October 17, 1996, to be included in the Company's Proxy Statement and form of Proxy relating to that meeting. The by-laws of the Company provide for the 1997 Annual Meeting to be held on March 4, 1997. Barnickel has no information as to the deadline for the 1998 Annual Meeting.

               Other Information.

              The Company is subject to the information filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and other matters is required to be described in proxy statements distributed to the Company's stockholders and filed with the Commission. These reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection and copying at prescribed rates at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

              Other than the projections and plans for the Company supplied to Barnickel by the Company referenced in the sections captioned "Background of the Solicitation" and "Reasons for the Solicitation," the information concerning the Company contained in this Consent Statement has been taken from or based upon publicly available documents and records on file with the Commission and other publicly available information. Although Barnickel has no knowledge that any such information is untrue, Barnickel takes no responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred or may affect the significance or accuracy of such information.

                               CONSENT PROCEDURE

          General

              Section 228 of the DGCL states that, unless otherwise provided in the certificate of incorporation of a Delaware corporation, any action required to be or which may be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and those consents are delivered to the corporation by delivery to its registered office in Delaware, its principal place of business or an officer or agent of the corporation having custody of the books in which proceedings of meetings of stockholders are recorded.
          The Company's certificate of incorporation does not prohibit stockholder action by written consent.

              Section 213(b) of the DGCL provides that if no record date has been fixed by the board of directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the board of directors is required, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of the corporation having custody of the books in which proceedings of meetings of the stockholders are recorded.

              The Company's by-laws provide that any stockholder seeking to have the stockholders of the Company authorize or take action by written consent is required to request that the Company Board fix a record date. The Company Board is required to promptly, but in all events within 10 days after the date on which the request is received, adopt a resolution fixing the record for the solicitation (which may not be more than 10 days after the date of the resolution). If the Company Board does not fix a record date within 10 days after the receipt of the request, the record date for the solicitation will be the first date on which a signed consent setting forth the action taken or proposed to be taken is delivered to the Company.

              On November _, 1996, Barnickel, acting through Cede & Co., the record holder of the Shares beneficially owned by Barnickel, requested that the Company Board fix a record date. On _______________, 1996, the Company Board fixed _______________, 1996 as the Record Date. [If the Record Date is not set by the time this Consent Statement is to be mailed, revise appropriately.]

              If the Proposals are adopted pursuant to the consent procedure, prompt notice will be given pursuant to
          Section 228(d) of the DGCL to stockholders who have not executed consents.

          Effectiveness and Revocation of Consents

              The Proposals will be adopted when properly completed, unrevoked Consent Cards are signed by the holders of record on the Record Date of a majority of the Shares then outstanding and such Consent Cards are delivered to the Company, provided that the requisite consents are so delivered within 60 days of the earliest dated consent delivered to the Company. Barnickel, acting through Cede & Co., the record holder of the Shares beneficially owned by Barnickel, intends to deliver to the Company a Consent Card.

              Record holders should send executed Consent Cards to [TrustCo] in the enclosed postage-paid envelope. [TrustCo], as agent for stockholders, will forward the Consent Cards to the Company and provide copies to the Information Agent, so that Barnickel will be aware of the consents given. Although record holders could send Consent Cards directly to the Company, Barnickel requests that you use the enclosed postage-paid envelope to send your Consent Card to [TrustCo], so that Barnickel can monitor the number of consents given.

              If your Shares are held in the name of a bank, broker or other nominee, please contact the party responsible for your account and give instructions for a Consent Card to be signed representing your Shares. We urge you to confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions to MacKenzie Partners Inc., the Information Agent, so that Barnickel will be aware of all instructions given and can attempt to ensure that such instructions are followed.

              An executed Consent Card may be revoked at any time before effectiveness of the action taken pursuant to the Consent Card by marking, dating, signing and delivering a written revocation before the time that the action authorized by the executed Consent Card becomes effective. A revocation may be in any written form validly signed by the record holder as long as it clearly states that the consent previously given is no longer effective. The delivery of a subsequently dated Consent Card which is properly completed will constitute a revocation of any earlier consent. The revocation may be delivered to [TrustCo] at ____________. [TrustCo] will forward the revocation to the Company and will provide a copy to the Information Agent, so that Barnickel will be aware of the revocations given. Although record holders could send revocations directly to the Company, Barnickel requests that you send revocations to [TrustCo], so that Barnickel will be aware of all revocations and can more accurately determine if and when requisite consents to the actions described herein have been received. If you choose to deliver the revocation directly to the Company, such revocation may be delivered to the Company at 369 Marshall Avenue, St. Louis, Missouri 63119 or at any other address provided by the Company. Although the revocation is effective if delivered to the Company, Barnickel requests that either the original or photostatic copies of all revocations of consents be mailed or delivered to the Information Agent at MacKenzie Partners, Inc., 156 Fifth Avenue, New York, New York 10010, so that Barnickel will be aware of all revocations and can more accurately determine if and when requisite consents to the actions described herein have been received.

          Consents Required

              [According to the Company, there were ____________ Shares outstanding on the Record Date.][According the Company's quarterly report on Form 10-Q for the quarter ended July 31, 1996, as of August 1, 1996, there were 11,341,448 Shares outstanding.] Each Share entitles the holder of record on the Record Date to one vote on the Proposals. Accordingly, written consents of holders of record on the Record Date of approximately ________ Shares will be required to adopt and approve each of Barnickel's proposals.

               As of the Record Date, Barnickel owned of record ______ Shares, constituting approximately 47% of the Shares believed to be outstanding as of the Record Date. As a result, the unrevoked consents of other Record Date stockholders owning 333,365 Shares, or approximately 3% of the outstanding Shares, on the Record Date are required to adopt the Proposals.

          Solicitation of Consents

              Solicitation of consents may be made by the directors and officers of Barnickel. Consents may be solicited by mail, advertisement, telephone, telegraph, telex, facsimile transmission, electronic mail and in person.
          No such persons will receive additional compensation for such solicitation.

               In addition, Barnickel has retained MacKenzie Partners Inc. as its Information Agent to assist in the solicitation for which it will receive a fee of up to $50,000 plus reimbursement of its reasonable out-of-pocket expenses. In addition, Barnickel has retained [TrustCo] to act as agent for stockholders executing Consent Cards to deliver such Consent Cards to the Company and copies to the Information Agent. Barnickel has executed an engagement letter with [TrustCo] providing for the payment of a fee of $___ plus reimbursement of its reasonable out-of-pocket expenses. Additionally, Barnickel has agreed to indemnify each of the Information Agent and [TrustCo] against certain liabilities and expenses, including certain liabilities and expenses arising under Federal securities laws. Banks, brokers, custodians, nominees and fiduciaries will be requested to forward solicitation material to beneficial owners of Shares. Barnickel will reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable expenses for sending solicitation material to the beneficial owners of Shares.

               Morgan Stanley is acting as financial advisor to Barnickel in connection with the consent solicitation. Pursuant to an engagement letter dated April 6, 1996, Barnickel has agreed to pay Morgan Stanley a retainer fee of $50,000, of which a pro rata portion would be refunded if Morgan Stanley were to terminate the engagement before 12 months. In the event that a transaction were not to occur, Morgan Stanley would charge an advisory fee in addition to the retainer fee to reimburse it for time and effort expended. If the transaction were not to occur or the assignment is terminated by Barnickel within 12 months, an additional advisory fee of $100,000 would be charged, of which a pro rata portion would be refunded if the assignment is terminated within twelve months, and $50,000 would be credited to an additional year's retainer fee if the engagement were extended. In the event a sale, merger or reorganization of Barnickel is accomplished, Morgan Stanley shall receive a transaction fee of $2,500,000, against which $372,500 of certain prior advisory fees plus any additional advisory fees described above would be credited. The transaction fee would be payable when control of 50% of the common stock of Barnickel changes hands. In addition, Barnickel agreed to reimburse Morgan Stanley for reasonable out-of-pocket expenses and indemnify Morgan Stanley against certain losses, damages, liabilities and expenses arising from their engagement.

                In connection with Morgan Stanley's engagement as financial advisor, Barnickel anticipates that certain employees of Morgan Stanley may communicate in person, by telephone or otherwise with a number of institutions, brokers or other persons who are stockholders of the Company for the purpose of assisting in the solicitation of consents. Morgan Stanley will not receive any fee for or in connection with such solicitation activities by employees of Morgan Stanley apart from the fees it is otherwise entitled to receive as described above.

               The cost of the solicitation of consents to the Proposals will be borne by Barnickel. Costs related to the solicitation of consents to the Proposals include expenditures for attorneys, consent solicitors, public relations advisors, printing, advertising, postage and filing fees, are expected to aggregate approximately $__ million. The portion of such costs allocable solely to the solicitation of consents to the Proposals is not currently determinable. Barnickel intends to seek reimbursement from the Company for its costs and expenses in connection with the consent solicitation. Barnickel does not intend to seek stockholder approval of such reimbursement.

              Record holders of Shares should sign, date and mail the enclosed BLUE Consent Card to [TrustCo] in the postage-paid envelope provided. [TrustCo], as agent for stockholders, will forward the Consent Card to the Company and provide a copy to MacKenzie Partners Inc. (the "Information Agent"), so that Barnickel will be aware of the consents given.

          Special Instructions

              If you were a record holder of Shares as of the close of business on the Record Date, you may elect to consent to, withhold consent to or abstain with respect to each Proposal by marking the "CONSENTS," "DOES NOT CONSENT" or "ABSTAIN" box, as applicable, underneath each such Proposal on the accompanying BLUE Consent Card and signing, dating and returning it promptly in the enclosed postage-paid envelope. IN ADDITION, YOU MAY WITHHOLD CONSENT TO THE REMOVAL OF ANY INDIVIDUAL MEMBER OF THE COMPANY BOARD OR TO THE ELECTION OF ANY INDIVIDUAL NOMINEE BY WRITING SUCH PERSON'S NAME ON THE CONSENT CARD.

               IF THE STOCKHOLDER WHO HAS EXECUTED AND RETURNED THE CONSENT CARD HAS FAILED TO CHECK ONE OF THE BOXES MARKED "CONSENTS," "DOES NOT CONSENT" OR "ABSTAIN" FOR EITHER OR BOTH OF THE PROPOSALS, SUCH STOCKHOLDER WILL BE DEEMED TO HAVE CONSENTED TO ANY PROPOSAL FOR WHICH THERE IS NO BOX MARKED. IF A STOCKHOLDER WRITES AN INDIVIDUAL'S NAME ON THE CONSENT CARD, REGARDLESS OF SUCH STOCKHOLDER'S FAILURE TO CHECK ONE OF THE BOXES LISTED ABOVE, SUCH STOCKHOLDER WILL BE DEEMED TO HAVE CONSENTED TO THE PROPOSAL IN QUESTION AND TO HAVE WITHHELD CONSENT TO THE REMOVAL OF ANY MEMBER OF THE COMPANY BOARD OR THE ELECTION OF ANY NOMINEE WHOSE NAME IS WRITTEN ON THE CONSENT CARD.

              BARNICKEL RECOMMENDS THAT YOU CONSENT TO EACH OF THE PROPOSALS. YOUR CONSENT IS IMPORTANT. PLEASE MARK, SIGN AND DATE THE ENCLOSED BLUE CONSENT CARD AND RETURN IN THE ENCLOSED POSTAGE-PAID ENVELOPE PROMPTLY. FAILURE TO RETURN YOUR CONSENT CARD WILL HAVE THE SAME EFFECT AS
           VOTING AGAINST THE PROPOSALS.

              If you have any questions about completing or signing the BLUE Consent Card or require assistance, including assistance in assuring that any of your Shares held by brokers or other nominees are voted, please contact the Information Agent at MACKENZIE PARTNERS INC., 156 FIFTH AVENUE, NEW YORK, NEW YORK 10010, (212) 929-5500 (CALL COLLECT) OR TOLL FREE (800) 322-2885.

              If your Shares are held in the name of a brokerage firm, bank nominee or other institution, only it can execute a consent with respect to your Shares and only upon receipt of specific instructions from you. Accordingly, you should contact the person responsible for your account and give instructions to sign the BLUE Consent Card representing your Shares. Barnickel urges you to confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions to MACKENZIE PARTNERS INC. at the address set forth below so that Barnickel will be aware of all instructions given and can attempt to ensure that such instructions are followed.

          If you have any questions about giving your consent or require assistance, please contact:

                            MACKENZIE PARTNERS INC
                               156 FIFTH AVENUE
                           NEW YORK, NEW YORK 10010


                        (212) 929-5500 (call collect)
                                      or
                           Toll Free (800) 322-2885

           Dated: November __, 1996


                                                              ANNEX I

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

               The Shares constitute the only class of voting securities of the Company. The Company stated in its Quarterly Report on Form 10-Q for the quarter ended July 31, 1996, that as of August 1, 1996, there were 11,341,448 Shares outstanding. Each Share entitles its record holder to one vote. Stockholders of the Company do not have cumulative voting rights.

              The following table sets forth the name of each
          person who, based on publicly available information,
          owned beneficially more than 5% of the Shares outstanding
          at the most recent date for which such information is
          available, the number of Shares owned by each such person
          and the percentage of the outstanding Shares represented thereby. The information below with respect to beneficial ownership is based upon information filed with
          the Commission pursuant to Sections 13(d) or 13(g) of the
          Exchange Act.
                                               Amount and
                                               Nature of
                  Name and Address of          Beneficial       Percent of
                    Beneficial Owner           Ownership          Class

              Wm. S. Barnickel & Company       5,337,360          47.1%
              c/o Mr. Jules Chasnoff, Esq.
              Lowenhaupt & Chasnoff,
              L.L.C.
              10 South Broadway, Suite 600

              St. Louis, Missouri 63102

              T. Rowe Price Associates,         730,900(1)         6.4%
              Inc.
              100 E. Pratt Street
              Baltimore, Maryland  21202
              Scudder Stevens & Clark,          665,000(2)         5.9%
              Inc.
              175 Federal Street
              Boston, Massachusetts 02110

              Twentieth Century Companies,       581,900           5.1%
              Inc.
              450 Main Street
              P.O. Box 418210
              Kansas City, Missouri 64141
             ___________

          Note (1): As of December, 31, 1995, T. Rowe Price
                    Associates, Inc. possessed sole voting power over 68,300 Shares and sole dispositive power over 730,900 Shares.

          Note (2): As of December 31, 1995, Scudder Stevens &
                    Clark, Inc. possessed shared voting power over 665,000 Shares and sole dispositive power over 665,000 Shares.


                                                                ANNEX II

                    SHARES HELD BY THE COMPANY'S DIRECTORS
                            AND EXECUTIVE OFFICERS

               As reported in the Company's 1996 Proxy Statement, the following table shows the number and percentage of Shares beneficially owned, directly or indirectly, by each of the Company's Directors and Executive Officers, and by the Directors and Executive Officers of the Company as a group. Except as noted otherwise, these persons possessed sole voting and sole dispositive power with respect to the entire number of Shares reported.

          DIRECTORS

                                             Amount and
                                             Nature of
                       Name of               Beneficial       Percent
                   Beneficial Owner           Ownership      of Class

              Paul F. Cornelsen                7,100(1)          *
              Andrew B. Craig, III             7,000(2)          *

              Jerry B. Davis                     500(2)          *
              Louis Fernandez                  7,000(2)          *

              Wayne J. Grace                   3,700(3)          *

              Paul H. Hatfield                14,500(2)(4)       *
              William E. Maritz                7,000(2)          *

              William E. Nasser              18,857(5)(6)(7)     *
              Richard L. O'Shields             2,500(2)          *

              Fairfax F. Pollnow               3,000(3)          *

              Thomas P. Reidy                 7,000(2)(8)        *
              Brian M. Rushton                  200(2)           *

              Joseph T.Williams                1,000(2)          *


              EXECUTIVE OFFICERS

                                             Amount and
                                             Nature of
                       Name of               Beneficial       Percent
                   Beneficial Owner           Ownership      of Class

              John M. Casper                   5,437(5)           *
              Toby R. Graves                   4,829(5)           *

              Richard J. Seidel               4,869(5)(9)(7)      *
             James M. Zemenick               11,221(5)(6)         *

              All Directors and
              Officers as a Group
              (21 persons)                      119,126(9)        1%

          ________
          * Less than 1%

          Note (1): Prior to March 4, 1996, Mr. Cornelsen retired from the board.

          Note (2): The number shown includes Shares deemed to be outstanding pursuant to stock options that are presently exercisable, as follows: Mr. Craig, 6,000 Shares; Dr. Fernandez, 6,000 Shares; Mr. Hatfield 8,000 Shares; Mr. Maritz 6,000 Shares; Mr. O'Shields, 2,000 Shares; Mr. Reidy, 6,000 Shares. According to the description of the compensation of directors in the Company's 1996 Proxy Statement, each director re-elected at the 1996 Annual Meeting should have received options to purchase an additional 2,000 Shares. If these options were granted and were presently exercisable, each of the directors re-elected at the 1996 Annual Meeting would have an additional 2,000 Shares.

          Note (3): The number shown includes Shares deemed to be outstanding pursuant to stock options that are presently exercisable, as follows: Mr. Grace, 2,000 Shares; Mr. Pollnow, 2,000 Shares. These options were granted pursuant to the Company's policy on compensation to directors described in Note (2). The grants were confirmed by Mr. Grace and Mr. Pollnow, and are more recent than the numbers provided in the 1996 Proxy Statement

          Note (4): Mr. Hatfield was elected Chairman of the Board,
                    President and Chief Executive Officer of the
                    Company on November 20, 1995.

          Note (5): The number shown includes Shares which are deemed to be outstanding pursuant to stock options that are presently exercisable, as follows: Mr. Nasser, 5,000; Dr. Graves, 1,000; Mr. Zemenick, 6,000. The number shown includes Shares held in trust through the Company Employees' Savings Plan, as follows: Mr. Nasser, 7,186; Mr. Casper, 387; Dr. Graves, 2,578; Mr. Seidel, 3,886; Mr. Zemenick, 3,053.
                    (Savings Plan information presented as of September 30, 1995.).

          Note (6): Mr. Nasser disclaims beneficial ownership of 50 of the Shares shown. Mr. Zemenick disclaims beneficial ownership of 298 of the Shares shown.

          Note (7): Mr. Nasser retired as Chairman of the Board,
                    President, Chief Executive Officer and Director of the Company on November 20, 1995. Mr. Seidel resigned as a Vice President, General Manager of the Company effective November 30, 1995.

          Note (8): Mr. Reidy died on April 18, 1996.

          Note (9): The number shown includes 50,200 Shares which are deemed to be outstanding pursuant to stock options that are presently exercisable, and 26,600 Shares held through the Company Employees' Savings Plan. (Savings Plan information presented as of September 30, 1995.)


                                                          ANNEX III

          INFORMATION CONCERNING THE DIRECTORS AND
          EXECUTIVE OFFICERS AND CERTAIN STOCKHOLDERS OF BARNICKEL AND OTHER REPRESENTATIVES OF BARNICKEL

               The following tables sets forth the name and the present principal occupation or employment, and the name, principal business and address of any corporation or other organization in which such employment is carried on, of the directors and executive officers of Barnickel and other representatives of Barnickel soliciting consents and certain stockholders of Barnickel. Unless otherwise indicated, the principal business address of each director, executive officer, employee or representative is Wm. S. Barnickel & Company, c/o Mr. Jules Chasnoff, Esq., Lowenhaupt & Chasnoff, L.L.C., 10 South Broadway, Suite 600, St. Louis, Missouri 63102.

          DIRECTORS AND EXECUTIVE OFFICERS OF BARNICKEL

           Name and Principal     Present Office or Other
           Business Address       Principal
                                  Occupation or Employment

           Michael V. Janes       President, Treasurer and
                                  Director of Barnickel.  Mr.
                                  Janes is also engaged in private
                                  investments.

           William B. Janes       Vice President and Director of Barnickel.
                                  Mr. Janes is engaged also in private
                                  investments.

           Genevieve J. Brown     Vice President and Director of
                                  Barnickel.  Ms. Brown is also
                                  engaged in private investments.

           Fairfax F. Pollnow     Vice President and Director of
           Arbor Land Company     Barnickel.  Mr. Pollnow is
           300 Hunter Avenue,     President of Arbor Land Company,
           Suite 301              a real estate development and
           St. Louis, Missouri    investment firm.
           63124

           V. Raymond             Vice President and Director of
           Stranghoener           Barnickel.  Mr. Stranghoener is
           Boatmen's Trust        Executive Vice President,
           Company                General Counsel and Secretary of
           100 North Broadway     Boatmen's Trust Company, a
           St. Louis, Missouri    Missouri trust company.
           63178

           John Sexton            Director of Barnickel.  Mr.
           Gross & Janes Company  Sexton is President of Gross &
           511 Rudder Road        Janes Co., a railroad tie supply
           Fenton, Missouri       company.
           63026


           The following individuals are officers of Barnickel who may also solicit consents:

           Name and Principal     Principal Occupation or
           Business Address       Employment

           John L. Phillips, Jr.   Assistant Secretary and Assistant
           Boatmen's Trust Company Treasurer of Barnickel.  Mr. Phillips
           100 North Broadway      is also Vice President and Assistant
           St. Louis, Missouri     Secretary of Boatmen's Trust Company.
           63178

           Bruce L. Talen          Assistant Secretary of Barnickel.
           Boatmen's Trust Company Mr. Talen is also Vice President,
           100 North Broadway      Assistant General Counsel and
           St. Louis, Missouri     Assistant Secretary of Boatmen's
           63178                   Trust Company.


          CERTAIN STOCKHOLDERS OF BARNICKEL*

           Name and Principal     Principal Occupation or
           Business Address       Employment

           John V. Janes          Mr. Janes is engaged in private
           141 Gulf Dunes Lane    investments.
           Santa Rosa Beach,
           Florida  32459

           John S. Lehmann
           Trusts
           c/o Boatmen's Trust
           Company
           100 North Broadway
           St. Louis, Missouri
           63102

          * Boatmen's Trust Company ("BTC") has sole voting power over approximately 33% of the outstanding shares of capital stock of Barnickel Company and shared voting power over approximately 37% of the outstanding shares of capital stock of Barnickel Company. BTC has sole dispositive power over approximately 15% and shared dispositive power over approximately 49% of the outstanding shares of capital stock of Barnickel Company. Accordingly, BTC may be deemed to be an affiliate of Barnickel. BTC holds such voting power and dispositive power as trustee of various trusts and in other fiduciary capacities and not as a principal.

          The following individuals are employees of Morgan Stanley who may also solicit consents:

           Name and Principal     Present Office or Other
           Business Address       Principal
                                  Occupation or Employment

           James B. Stynes        Managing Director of Morgan
           Morgan Stanley & Co.   Stanley & Co. Incorporated.
           Incorporated
           1585 Broadway
           New York, New York
           10036

           Kenneth H. Boone       Vice President of Morgan Stanley
           Morgan Stanley & Co.   & Co. Incorporated.
           Incorporated
           1585 Broadway
           New York, New York
           10036


                                                          ANNEX IV

          CERTAIN BENEFICIAL OWNERS OF SHARES

            The following table sets forth the name and beneficial ownership of Shares, as of November 8, 1996, of the directors and executive officers of Barnickel, the nominees and other representatives of Barnickel soliciting consents and certain stockholders of Barnickel.
          The figures for percent of class owned were calculated based on [________ number of Shares outstanding on the Record Date, according to the Company][11,341,448 Shares outstanding as of August 1, 1996, according the Company's quarterly report on Form 10-Q for the quarter ended July 31, 1996].

                                      Amount and Nature
                                        of Beneficial     Percent
           Name of Beneficial Owner       Ownership      of Class

           Wm. S. Barnickel &           5,337,360(1)         47.1%
           Company

           Michael V. Janes                88,303(2)           *

           Genevieve J. Brown               44,336             *

           William B. Janes                 23,400             *

           Fairfax F. Pollnow               3,000(3)           *

           John Sexton                         100             *

           V. Raymond Stranghoener              0(4)           *

           Robert E. Kresko                     0              *

           John Peters MacCarthy                0              *

           Robert H. Quenon                     0              *

           John V. Janes                      500(5)           *

           John H. Lehmann Trusts               0              *

           John L. Phillips, Jr.                0(4)           *

           Bruce L. Talen                       0(4)           *


          1 Barnickel is a party to an investment advisory agreement in which Barnickel receives investment advise from BTC with respect to, among other things, the Shares. The annual fees to BTC vary, but average about $250,000 per year.

          2 On June 6, 1995, BTC and Mr. Janes, as co-trustees of the Barnickel Trust, distributed the trust assets (including 90% of the stock of Barnickel) to its beneficiaries. Includes 37,703 Shares held in trusts of which Mr. Janes is co-trustee. Over the past two years, Mr. Janes or the trusts of which Mr. Janes is trustee have engaged in several transfers of the Shares, although none of such transfers involved a purchase or a sale. On December 23, 1994, Mr. Janes transferred 9,600 Shares to a private foundation of which he is a director.

             The Genevieve B. Janes 1972 Trust divided into sixteen separate trusts in accordance with its terms on May 19, 1995. At the time of the division, the trust held 8,000 Shares and eleven of the beneficiaries had already attained ages that entitled them to receive partial distributions of the trust principal. Thus, BTC, Michael V. Janes and John F. Brown, as co-trustees of the continuing trusts, with shared voting and dispositive authority over the trusts' Shares, distributed 2,315 Shares to these eleven beneficiaries at the time of the division. In addition, they distributed 133 Shares from one of these trusts on January 4, 1996 and 134 Shares on October 18, 1996 from another, pursuant to the terms of the trusts.

             The John V. Janes Testamentary Trust divided into sixteen separate trusts in accordance with its terms on February 6, 1996. At the time of the division, the trust held 33,600 Shares and eleven of the beneficiaries had already attained ages that entitled them to receive partial distributions of the trust principal. Thus, BTC and Michael V. Janes, as co-trustees of the continuing trusts, with shared voting and dispositive authority over the trusts' Shares, distributed 8,399 Shares to these eleven beneficiaries at the time of the division. In addition, they distributed 560 Shares from one of these trusts on October 18, 1996, pursuant to the terms of the trust.

             The Genevieve Janes 1987 Trust divided into sixteen separate trusts in accordance with its terms on October 16, 1996. At the time of the division, the trust held 19,200 Shares and eleven of the beneficiaries had already attained ages that entitled them to receive partial distributions, and in some cases, final distributions, of the trust principal. Thus, BTC, Michael V. Janes and John F. Brown, as co-trustees of the continuing trusts, with shared voting and dispositive authority over the trusts' Shares, distributed 11,400 Shares to these eleven beneficiaries at the time of the division. In addition, they distributed 600 Shares from one of the continuing trusts on October 18, 1996 and 600 Shares on October 20, 1996 from another, pursuant to the terms of the trusts.

          3 Includes options to purchase 2,000 Shares which were granted on March 4, 1996 under the terms of the Petrolite 1993 Stock Incentive Plan. Mr. Pollnow purchased 1,000 Shares on April 24, 1995.

          4 Mr. Stranghoener is Executive Vice President, General Counsel and Secretary of BTC. Mr. Phillips is Vice President and Assistant Secretary of BTC. Mr. Talen is Vice President, Assistant General Counsel and Assistant Secretary of BTC. BTC is a party to an investment advisory agreement with Barnickel as described above in Note 1.

          5 Includes 300 Shares held as custodian under the Uniform Gift to Minors Act.

               In the ordinary course of its business, Morgan Stanley engages in securities trading, market-making and brokerage activities and may, at any time, hold long or short positions and may trade or otherwise effect transactions in the Shares. As of November 8, 1996, Morgan Stanley beneficially owned approximately 400 Shares. Neither James B. Stynes nor Kenneth H. Boone own any Shares, beneficially or of record.


                   ______________________________________
                   ______________________________________


                   [BACK COVER OF SOLICITATION STATEMENT]

                                  IMPORTANT

                    If your Shares are held in your own name, please sign, date and mail the enclosed BLUE Consent
          Card to [TrustCo] in the postage-paid envelope provided.

                    If your Shares are held in the name of a brokerage firm, bank nominee or other institution, only it can execute a consent with respect to your Shares and only upon receipt of your specific instructions. Accordingly, you should contact the person responsible for your account and give instruction to sign the BLUE Consent Card representing your Shares. Barnickel urges you to confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions to MACKENZIE PARTNERS INC. so that Barnickel will be aware of all instructions given and can attempt to ensure that such instructions are followed.

                    If you have any questions or require any assistance in executing your consent, please contact:

                            MACKENZIE PARTNERS INC
                               156 FIFTH AVENUE
                           NEW YORK, NEW YORK 10010

                          (212) 929-5500 (call collect)
                                      or
                           Toll Free (800) 322-2885

                   ______________________________________
                   ______________________________________

                             FORM OF CONSENT CARD

                    PRELIMINARY COPY--SUBJECT TO COMPLETION

                        WRITTEN CONSENT BY STOCKHOLDERS
                           OF PETROLITE CORPORATION
                          TO ACTION WITHOUT A MEETING

                                 SOLICITED BY
                          WM. S. BARNICKEL & COMPANY

                    Unless otherwise indicated below, the
          undersigned, a stockholder of record of Petrolite Corporation (the "Company") on _________________, 1996
          (the "Record Date"), hereby consents pursuant to Section 228(a) of the Delaware General Corporation Law with respect to all shares of capital stock, without par value (the "Shares"), of the Company held by the undersigned to the taking of the following actions without a meeting of the stockholders of the Company, without prior notice and without a vote:

                    WM. S. BARNICKEL & COMPANY STRONGLY RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY CONSENT TO ALL OF THE FOLLOWING RESOLUTIONS. EACH OF THE RESOLUTIONS REQUIRES THE APPROVAL OF A MAJORITY OF THE OUTSTANDING SHARES ON THE RECORD DATE.

                    THIS CONSENT CARD IS CONTINUED ON THE REVERSE
          SIDE.  PLEASE MARK, SIGN AND DATE THIS CONSENT CARD ON
          THE REVERSE SIDE BEFORE RETURNING THIS CONSENT CARD IN
          THE ENCLOSED ENVELOPE.

          1. Removal of directors from the Board of Directors of the Company.

               RESOLVED, that all of the members of the Board of Directors of the Company (and any other person elected by the incumbent directors to fill any vacancy created thereby or any newly created directorship) other than Andrew B. Craig, III, Louis Fernandez, Wayne J. Grace, William E. Maritz, and Fairfax F. Pollnow are hereby removed from the Board of Directors of the Company.

               // CONSENTS    // DOES NOT CONSENT    // ABSTAIN

               To consent, withhold consent or abstain from consenting to the removal of all the above-named directors (and any other person elected by the incumbent directors to fill any vacancy created thereby or any newly created directorship), check the appropriate box above.

          2. Election of new directors to the Board of Directors of the Company:

               RESOLVED, that Robert E. Kresko, John Peters
               MacCarthy, Robert H. Quenon, John Sexton and V.
               Raymond Stranghoener are hereby elected as directors of the Company to hold office until their successors are elected and qualified (collectively, the "Nominees").

               // CONSENTS    // DOES NOT CONSENT    // ABSTAIN

               To consent, withhold consent or abstain from consenting to the election of all the above-named persons, check the appropriate box above.

                    IF YOU WISH TO CONSENT TO THE REMOVAL OR
          ELECTION OF CERTAIN OF THE ABOVE-NAMED PERSONS, BUT NOT ALL OF THEM, CHECK THE "CONSENTS" BOX IN THE APPROPRIATE SPACE ABOVE AND WRITE THE NAME OF EACH SUCH PERSON YOU DO NOT WISH REMOVED OR ELECTED IN THE FOLLOWING SPACE:

                    IF NO BOX IS MARKED ABOVE WITH RESPECT TO A
          PROPOSAL, THE UNDERSIGNED WILL BE DEEMED TO CONSENT TO SUCH PROPOSAL, EXCEPT THAT THE UNDERSIGNED WILL NOT BE DEEMED TO CONSENT TO THE REMOVAL OR ELECTION OF ANY INDIVIDUAL WHOSE NAME IS WRITTEN IN THE SPACE PROVIDED ABOVE.

                    The execution and delivery of this Consent
          Card does not grant any person the right to vote any Shares, or confer any other power on any person. This Consent Card does not appoint any person a "proxy" to vote any Shares. Wm. S. Barnickel & Company is requesting that you exercise your independent judgment regarding each of the proposals, and the execution and delivery of this Consent Card does not constitute any agreement, arrangement or understanding between you and Wm. S. Barnickel & Company. This Consent Card remains revocable by the stockholder as described in the Consent Statement enclosed herewith under the caption entitled "Consent Procedure -- Effectiveness and Revocation of Consents."

                    IN THE ABSENCE OF DISSENT OR ABSTENTION BEING
          INDICATED ABOVE, THE UNDERSIGNED HEREBY CONSENTS TO EACH ACTION LISTED ABOVE.

                      [REVERSE OF FORM OF CONSENT CARD]

                    Please sign exactly as name appears on stock certificates. When shares are held by joint tenants, both should sign. In case of joint owners, EACH joint owner should sign. When signing as attorney, executor, administrator, trustee, guardian, corporate officer, partner, etc., sign in official capacity, giving full title as such. If a corporation, please sign in the full corporate name by president or other authorized officer. If a partnership, please sign in the partnership name by authorized person.

          DATED: ___________________, 1996

          _________________________________
          Signature

          _________________________________
          Signature, if held jointly

          _________________________________
          Title or Authority

          IN ORDER FOR YOUR CONSENT TO BE VALID, IT MUST BE DATED. PLEASE SIGN, DATE AND MAIL YOUR CONSENT PROMPTLY IN THE
          POSTAGE-PAID ENVELOPE ENCLOSED.